THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”), dated as of August 11, 2021, by and among GLATFELTER CORPORATION, a Pennsylvania corporation (the “Company”), the LENDERS (as defined under the Credit Agreement) party thereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the parties hereto (along with certain Subsidiaries of the Company) are parties to that certain Third Amended and Restated Credit Agreement, dated as of February 8, 2019 (as amended or modified prior to the date hereof, the “Credit Agreement”; defined terms used herein unless otherwise amended or defined herein shall have the meanings ascribed to them in the Credit Agreement as amended by this Amendment);

WHEREAS, the Company (on behalf of itself and the other Loan Parties) has requested to amend the Credit Agreement in connection with the Project Jupiter Acquisition (as defined herein);

WHEREAS, in furtherance of the foregoing, the Company (on behalf of itself and the other Loan Parties), the Administrative Agent and the Lenders desire to amend the Credit Agreement, as provided herein.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.       Amendments to the Credit Agreement.

(a)               Amendments to Section 1.1 of the Credit Agreement. Effective as of the Project Jupiter Closing Date, the following definitions shall hereby be amended and restated in full to read as follows:

Consolidated Adjusted EBITDA shall mean, for any period, Consolidated EBITDA adjusted to include (without duplication) the pro forma effects of acquisitions and divestitures (not including timberland property sales) made during such period, excluding the EBITDA of divested Persons, but including historical EBITDA of acquired Persons to the extent the acquired EBITDA (i) has been audited by a nationally recognized independent certified public accountant, or another independent certified public accountant reasonably satisfactory to the Administrative Agent, (ii) is supported by a third party due diligence report delivered by a nationally recognized firm or otherwise in form and substance satisfactory to the Administrative Agent, (iii) is less than 25% of Consolidated EBITDA as determined as of the last day of the fiscal quarter immediately preceding the consummation of the acquisition (the “Most Recent Quarter”) (or the quarter immediately preceding the Most Recent Quarter if the applicable financial statements are not available for the Most Recent Quarter), or (iv) is approved by the Required Lenders; provided, however, that the requirements set forth in clauses (i) through (iv) shall not apply in respect of the historical EBITDA of the Persons acquired in the Project Jupiter Acquisition. Any such adjustment to Consolidated EBITDA shall be made for four (4) fiscal quarters, starting with the fiscal quarter in which the transaction giving rise to such adjustment was consummated.

Consolidated EBITDA shall mean as of the end of any fiscal quarter: (i) EBITDA of the Company and its Subsidiaries on a consolidated basis for the immediately preceding four fiscal quarters, plus (without duplication) (ii) the aggregate gain on sale of timberland properties, as determined in accordance with GAAP, made within the four immediately preceding fiscal quarters, net of any losses on such sales, provided that the amount of the net gain on sale of timberland properties included in the calculation of Consolidated EBITDA under this clause (ii) may not exceed 10% of the Consolidated EBITDA of the Company and its Subsidiaries for the immediately preceding four fiscal quarters (prior to including any gains from the sale of timberland properties), plus (without duplication) (iii) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to the Project Jupiter Transactions and/or the Company’s acquisition of the U.S. nonwovens business of Georgia-Pacific LLC pursuant to that certain Share Purchase Agreement, dated as of January 5, 2021, by and between the Company and GPPC Equity Holdings LLC, in each case that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken, in the good faith determination of the Company, within 24 months after the closing date of the applicable acquisition giving rise to such cost savings, reductions and synergies (provided that the aggregate amount of add backs made pursuant to this clause (iii) shall not exceed an amount equal to 20% of Consolidated EBITDA (calculated prior to giving effect to any such add backs pursuant to this clause (iii)) for the trailing four quarter period ending immediately prior to such date of determination, provided, further, that Consolidated EBITDA shall exclude (a) non- recurring third party transaction costs relating to a Permitted Acquisition or an acquisition that would otherwise be a Permitted Acquisition but for the fact that such acquisition was not consummated such as (x) legal expenses, third party due diligence costs, transaction advisory services, hedging costs and financing fees, if applicable, for the fiscal quarters during which such non-recurring costs are incurred and (y) project management and integration costs in an aggregate amount up to $10,000,000.00 incurred within one year of consummation of the transactions giving rise to such non-recurring costs, for the fiscal quarters during which such costs are incurred; (b) non-recurring third party transaction costs relating to the closing of this Agreement and repayment or early redemption of Indebtedness in connection therewith such as (x) legal expenses, and (y) fees or other charges pursuant to the prepayment or redemption of Indebtedness; (c) to the extent deducted in calculating net income, non-cash charges; (d) to the extent deducted in calculating net income, extraordinary, unusual or non-recurring charges, costs or expenses in connection with any restructuring (whether or not classified as such under GAAP) or project start up (including, in each case, as a result of or in connection with any Permitted Acquisition) not to exceed in the aggregate 15% of Consolidated EBITDA (prior to giving effect to this clause (d)) for the trailing four quarter period ending immediately prior to such date of determination; (e) non-recurring third party transaction costs relating to dispositions permitted hereunder, whether such disposition is consummated or not, for the fiscal quarter during which such non-recurring costs are incurred; and (f) to the extent included in calculating net income, extraordinary, unusual or non-recurring non-cash gains. The Company shall provide supporting invoices for the exclusions from Consolidated EBITDA described in the preceding clauses (a)(x) and (y), (b)(x) and (y) and (e) upon request by the Administrative Agent.

(b)               Amendments to Section 1.1 of the Credit Agreement. Effective as of the Project Jupiter Closing Date, the definition of “Permitted Liens” shall hereby be amended by adding the following clause (xxii) thereto in appropriate numerical order:

(xxii) Liens securing the Obligations of the Pledgors in accordance with Section 1.6.

(c)               Amendments to Section 1.1 of the Credit Agreement. The following new definitions are hereby inserted in Section 1.1 of the Credit Agreement in their appropriate alphabetical order:

Collateral Agent shall mean the Person (if any) appointed as the collateral agent under this Agreement and the other Loan Documents.

Project Jupiter Acquisition shall mean the acquisition, pursuant to the Project Jupiter Share Purchase Agreement, by PHG Tea Leaves, Inc., a Subsidiary of the Company, of 100% of the total share capital of PMM Holding (Luxembourg) AG, the parent of Jacob Holm & Sons AG, from Ammon AG.

Project Jupiter Acquisition Indebtedness shall mean Indebtedness in an aggregate principal amount not to exceed $550,000,000 (including pursuant to the issuance and sale of senior unsecured notes providing for gross proceeds of up to $550,000,000 or, if and to the extent that all or any portion of such senior notes providing such amount of gross proceeds have not been issued and sold on or prior to the closing date of the Project Jupiter Acquisition, a senior unsecured bridge facility) incurred by one or more Loan Parties to finance the Project Jupiter Transactions, whether such Indebtedness is incurred simultaneously with, or prior to, the Project Jupiter Closing Date.

Project Jupiter Closing Date shall mean the date on which the Project Jupiter Acquisition closes pursuant to the Project Jupiter Share Purchase Agreement.

Project Jupiter Share Purchase Agreement shall mean that certain Share Purchase Agreement, dated as of July 22, 2021, between Ammon AG and PHG Tea Leaves, Inc., as such agreement may be amended, supplemented or otherwise modified from time to time in a manner that is not materially adverse to the interests of the Lenders in their capacity as such.

Project Jupiter Transactions shall mean the Project Jupiter Acquisition, the incurrence of Project Jupiter Acquisition Indebtedness and the refinancing of certain indebtedness in connection therewith (including Loans) and the payment of fees, expenses and transaction costs associated therewith.

(d)               Amendment to Article 1 of the Credit Agreement. Effective as of the Project Jupiter Closing Date, the following new Section 1.6 shall hereby be inserted in Article 1 of the Credit Agreement in appropriate numerical order and a new Exhibit 1.6 shall hereby be included in the Credit Agreement as attached hereto as Exhibit A:

1.6 Springing Security Interest.

(i)                 If, at any time prior to the Expiration Date, the Debt Rating is below BB by Standard & Poor’s or below Ba2 by Moody’s, then (a) the Company shall promptly provide written notice thereof to the Administrative Agent and, so long as HSBC Bank USA, National Association (“HSBC Bank”) is a Lender, to HSBC Bank at the address set forth in Schedule 1.1(B), (b) the Obligations of the Company and the Guarantors (collectively and together with the Company, the “Pledgors”) shall, as promptly as reasonably practicable, be secured in accordance with the Security Principles set forth on Exhibit 1.6, (c) subject to the Security Principles (and the exclusions and limitations set forth therein), the Company, the other Pledgors, the Administrative Agent and the Collateral Agent shall enter into security agreements, pledge agreements, intellectual property security agreements or other similar agreements, instruments or documents (collectively, the “Collateral Documents”) that create or purport to create and, as applicable, perfect a Lien in favor of the Administrative Agent and the Collateral Agent for their benefit and for the benefit of the Lenders and (d) (x) if the Company provides notice in accordance with the foregoing clause (a) prior to the Project Jupiter Closing Date, HSBC Bank shall be appointed as the Collateral Agent and (y) if the Company provides notice in accordance with the foregoing clause (a) on or after the Project Jupiter Closing Date then (i) if HSBC Bank is a Lender at such time, HSBC Bank shall have a right of first appointment as the Collateral Agent and no other Person shall be appointed as the Collateral Agent unless HSBC Bank has not agreed in writing to be appointed as the Collateral Agent promptly after its receipt of such written notice from the Company and (ii) if clause (i) does not apply, then the Administrative Agent shall also serve as the Collateral Agent. The Collateral Agent shall be appointed on customary terms and paid a customary fee by the Company in an amount to be agreed upon by the Company and the Collateral Agent.

(ii)              Notwithstanding anything to the contrary, the Pledgors, the Administrative Agent and the Collateral Agent are hereby authorized, without the consent of any Lender or other party to any Loan Document, to amend and modify this Agreement and enter into, amend and modify any other Loan Document and any Collateral Document, in each case as may be necessary, or in the reasonable opinion of the Company, the Administrative Agent and the Collateral Agent, appropriate, in order to secure the Obligations of the Pledgors and appoint the Collateral Agent in accordance with the terms of this Section 1.6 and otherwise give effect to this Section 1.6.

(e)               Amendment to Section 7.2.1(x) of the Credit Agreement. Section 7.2.1(x) [Indebtedness] of the Credit Agreement is hereby amended and restated in full to read as follows:

(x) (i) unsecured Indebtedness incurred pursuant to or to finance a Permitted Acquisition, (ii) Project Jupiter Acquisition Indebtedness or (iii) Indebtedness incurred to replace, refund or refinance any such Indebtedness (including any Loans) incurred pursuant to the foregoing clauses (i) or (ii); provided that (x) the amount of such Indebtedness is not increased at the time of such replacement, refunding or refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, refunding or refinancing, and (y) after giving effect to any such Indebtedness incurred pursuant to the foregoing clauses (i) or (iii), the Company shall be in compliance with Section 7.2.6(ii)(f);

(f)                Amendment to Section 7.2.6 of the Credit Agreement. Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement is hereby amended by adding the following clause (v) thereto in appropriate numerical order:

(v) notwithstanding the requirements contained in Section 7.2.6(ii), the Loan Parties and their Subsidiaries may consummate the Project Jupiter Acquisition and the Project Jupiter Acquisition shall constitute a “Permitted Acquisition”.

(g)               Amendment to Section 7.2.15 of the Credit Agreement. Effective as of the Project Jupiter Closing Date, Section 7.2.15 [Maximum Leverage Ratio] of the Credit Agreement shall hereby be amended and restated in full to read as follows:

7.2.15 Maximum Leverage Ratio.

The Borrowers shall not permit the Leverage Ratio, measured as of the end of each fiscal quarter of the Company, to exceed (i) 5.25 to 1.00 for any such fiscal quarter end occurring on or after the closing date of the Project Jupiter Acquisition through and including the end of the second full fiscal quarter of the Company ending after the Project Jupiter Closing Date, (ii) 4.75 to 1.00 for any such fiscal quarter end occurring after the end of the second full fiscal quarter of the Company ending after the Project Jupiter Closing Date through and including the end of the fourth full fiscal quarter of the Company ending after the Project Jupiter Closing Date, (iii) 4.50 to 1.00 for any such fiscal quarter end occurring after the end of the fourth full fiscal quarter of the Company ending after the Project Jupiter Closing Date through and including the end of the sixth full fiscal quarter of the Company ending after the Project Jupiter Closing Date, (iv) 4.25 to 1.00 for any such fiscal quarter end occurring after the end of the sixth full fiscal quarter of the Company ending after the Project Jupiter Closing Date through and including the end of the eighth full fiscal quarter of the Company ending after the Project Jupiter Closing Date and (v) 4.00 to 1.00 for any such fiscal quarter end occurring after the end of the eighth full fiscal quarter of the Company ending after the Project Jupiter Closing Date; provided, that if a Material Acquisition is consummated and the Leverage Ratio as of the end of the then most recently completed fiscal quarter of the Company is less than 4.00 to 1.00, then for any such fiscal quarter end occurring after the consummation of such Material Acquisition through and including the end of the fourth full fiscal quarter of the Company ending after the consummation of such Material Acquisition, the Company may elect, with prior notice to the Administrative Agent, to increase the maximum ratio required by this covenant to 4.50 to 1.00 if a lower ratio would otherwise apply under clause (iv) or (v) above (a “Material Acquisition Period”); provided however that if the Company consummates an additional Material Acquisition during a Material Acquisition Period the Company may elect an additional Material Acquisition Period (commencing with the quarter in which such additional Material Acquisition occurs) during such existing Material Acquisition Period so long as the Company has demonstrated that the maximum Leverage Ratio was less than 4.00 to 1.00 for the most recently ended full fiscal quarter during such existing Material Acquisition Period.

(h)               Amendment to Schedule 1.1(A) of the Credit Agreement. Effective as of the Project Jupiter Closing Date, Schedule 1.1(A) [Pricing Grid] of the Credit Agreement shall hereby be amended and restated in full as attached hereto as Exhibit B.

2. Conditions to the Effectiveness of this Amendment. This Amendment shall become effective as of the first date when all of the following conditions have been satisfied to the satisfaction of the Administrative Agent (the “Effective Date”):

(a)               Legal Details; Counterparts. The Company (on behalf of itself and the other Loan Parties) and the Required Lenders shall have executed and delivered to the Administrative Agent this Amendment and all such other counterpart originals or certified or other copies of such documents in connection with this Amendment as may be reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(b)               Fees. The Company shall pay or caused to be paid to the Administrative Agent all reasonable out-of-pocket costs, expenses and disbursements, including, without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent in connection with the development, preparation, execution, administration, interpretation or performance of this Amendment and all other documents or instruments to be delivered in connection herewith.

3.       Representations and Warranties. The Company hereby represents and warrants to the Administrative Agent and the Lenders that (a) the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made by the Loan Parties on such date, except to the extent that any such representation or warranty expressly relates solely to a previous date, (b) there exists no Event of Default or Potential Default and (c) the Credit Agreement and the other Loan Documents are in full force and effect, are hereby ratified and confirmed and remain unaltered, except as expressly modified by this Amendment. This Amendment has been duly executed by an authorized officer of the Company (on behalf of itself and the other Loan Parties). The execution, delivery, and performance of this Amendment have been duly authorized by all necessary corporate action, require no governmental approval, and will neither contravene, conflict with, nor result in the breach of any applicable Law in any material respect, charter, articles, or certificate of incorporation or organization, bylaws, operating agreement or other material agreement governing or binding upon any of the Loan Parties or any of their Subsidiaries.

4.       Force and Effect. Each of the parties hereto reconfirms and ratifies the Credit Agreement and the other Loan Documents, and confirms that all such documents remain in full force and effect, except to the extent modified by this Amendment.

5.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles.

6.       Counterparts. This Amendment may be signed by telecopy, “pdf”, “tif” or original in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Amendment by electronic transmission shall be delivery of a manually executed counterpart.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

COMPANY:

GLATFELTER CORPORATION

By:	/s/ Ramesh Shettigar
Name:	Ramesh Shettigar
Title:	Vice President, Investor Relations & Corporate Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Daniel V. Borelli
Name:	Daniel V. Borelli
Title:	Senior Vice President

HSBC Bank USA, National Association, as a Lender

By: /s/ JiaQi Zhang
Name: JiaQi Zhang (23294)
Title: Vice President

[Signature page to Amendment No. 3]

JPMORGAN CHASE BANK, N.A.,

as a Lender

By: /s/ Louis Salvino
Name: Louis Salvino
Title: Vice President

[Signature page to Amendment No. 3]

Citizens Bank, N.A., as a Lender

By: /s/ Edward A. Tosti
Name: Edward A. Tosti
Title: Senior Vice President

[Signature page to Amendment No. 3]

CoBank ACB, as a Lender

By: /s/ Robert Prickett
Name: Robert Prickett
Title: Vice President

[Signature page to Amendment No. 3]

AGCHOICE FARM CREDIT, ACA, as a Voting Participant

By: /s/ William Frailey
Name: William Frailey
Title: Vice President

[Signature page to Amendment No. 3]

AGFIRST FARM CREDIT BANK,

as a Voting Participant

By: /s/ Steven J. O’Shea
Name: Steven J. O’Shea
Title: Vice President

[Signature page to Amendment No. 3]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By: /s/ Lance E. Smith
Name: Lance E. Smith
Title: Vice President

[Signature page to Amendment No. 3]

Bank of America, N.A., as a Lender

By: /s/ Kevin Dobosz
Name: Kevin Dobosz
Title: Senior Vice President

[Signature page to Amendment No. 3]

MUFG Bank, Ltd., as a Lender

By: /s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director

[Signature page to Amendment No. 3]

CREDIT SUISSE AG CAYMAN ISLANDS BRANCH, as a Lender

By: /s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By: /s/ Nawshaer Safi
Name: Nawshaer Safi
Title: Authorized Signatory